De Joya Griffith & Company, LLC
CERT IFIED PUBL IC ACCO U N TA NTS & C O NS UL TA NTS
De Joya Griffith & Company, LLC
CERT IFIED PUBL IC ACCO U N TA NTS & C O NS UL TA NTS
February 24, 2012

Securities and Exchange Commission
100 F Street NE
Washington, DC 20549

RE: Regal One Corporation

We have read the statements that we understand Regal One Corporation will include under Item 4.01 of the Form 8-K report it will file regarding the recent change of auditors. We agree with such statements made regarding our firm.

Very truly yours,
De Joya Griffith & Company, LLC
Certified Public Accountants

Member Firm with

2580 Anthem Village Dr., Henderson, NV 89052

 Russell Bedford International

Telephone (702) 563-1600 . Facsimile (702) 920-8049